Exhibit n°11

August 2013

ETHICS Guide – Veolia

Our corporate involvement

Wherever the Veolia Group operates, it endeavors to promote its own values, the laws specific to each country and the rules of behavior adopted by international organizations, and to encourage compliance therewith.

Regardless of geographic area or of the economic and financial situation, our businesses must be conducted in compliance with national laws and the relevant recommendations of international organizations, in particular with respect to observance of fundamental principles, taking account of cultural diversities and promoting environmental protection.

This document provides a reference for the everyday conduct of all Veolia  employees, at all levels of the company and in all countries where it operates, since conducting our business as professionals, treating our customers with respect and meeting our responsibilities means, quite simply, doing our job properly.

Antoine Frérot,

Chairman and Chief Executive Officer of Veolia

August 2013

Introduction

Veolia does business in the fields of water, waste management and energy, fields which are central to development challenges.

Because environmental services are at the heart of its businesses, Veolia is contributing to environmental conservation and economic development, and striving for continuous progress in the careful management of natural resources, the fight against climate change, pollution reduction, preserving and developing biodiversity and improving the health and well-being of the populations.

As a French group that does business in numerous countries, Veolia is aware of its responsibilities and places great importance on upholding the values and rules of behavior described below, both with regard to its employees, and on fostering such values and rules with regard to its other stakeholders; particularly its customers, suppliers and residents of the countries where it does business.

The practices described in this ethics guide are aimed at ensuring compliance with:

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The values and rules of behavior specific to Veolia;

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International initiatives that the Group has joined, in particular the United Nations Global Compact, as well as international human rights law and the OECD Guidelines for Multinational Enterprises; and

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Local laws in all countries in which the Group is present.

In a complex and multicultural world that is constantly changing, this guide serves as a reference for all employees. It should enable employees to act as guarantors of these values and to perform their duties with full knowledge of their rights and obligations vis-à-vis the company and its stakeholders.

August 2013

Our Values

Veolia’s core values are responsibility, solidarity, respect, innovation and customer focus, and form the base on which its economic, social and environmental performance is built.

Responsibility

Veolia intends to participate actively in building a society that is committed to sustainable development. As a key player in the field of environmental services, day after day the Group assumes responsibility for the general interest, in particular:

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Promoting a harmonious development of territories;

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Improving the living conditions of populations affected by its activities and protecting the environment, its core business;

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as well as, internally, developing business skills and improving personal safety (preventing work accidents) and workplace health conditions, along with the security of all employees and facilities managed by the Group.

Its action is based inter alia on its “Sustainable Development Charter” and strives for continuous progress with respect to all of these major issues.

Solidarity

At Veolia, which serves both collective and shared interests through its business activities, this value applies to relationships entered into with all stakeholders. Concretely, this value is expressed by developing solutions which enable to provide essential services for everyone, which the Group considers to be one of its major societal responsibilities.

Respect

This value guides the individual conduct of all Group employees and is expressed by compliance with the law and the Group’s internal rules and through the respect shown to others.

Innovation

Veolia has placed research and innovation at the center of its strategy in order to develop durable solutions of service to its customers, the environment and society.

Customer focus

The quest for ever-greater efficiency and quality in its services is the primary manner in which the Group puts this value into action. Furthermore, Veolia upholds transparency and ethical rules that should enable building long-lasting relationships of trust with its customers. Lastly, the Group listens to its customers and strives to fulfill their technical, economic, environmental and societal expectations through its capacity to provide appropriate and innovative solutions.

August 2013

Our Rules of Behavior

Veolia has adopted rules that apply to all employees and at all levels of the company in the performance of their duties:

Compliance with laws and regulations

Veolia considers that compliance is an essential requirement. The Group regularly educates its employees on compliance with the applicable statutes and regulations.

Prevention of corruption of public and private officials

Veolia is committed to combating corruption in all countries where the Group does business. Among the actions it takes to do so, it reaffirms this rule of behavior in all its business relationships and regularly conducts exercises to raise awareness by the Group’s employees of the importance of complying with the laws to which Veolia is subject (see “Corporate Criminal Law Risk Management Guide”).

Preventing conflicts of interest

Employees must prevent or avoid any situation that creates or may create an actual or apparent conflict between their personal interests and those of the Group. An employee’s personal interest includes any benefit obtained for himself/herself or for family members, friends, close relations or persons or organizations with whom he/she has, or has had, a business relationship or shared interests. A conflict of interest arises when a personal interest may influence an employee’s decisions and prevent him/her from impartially performing his/her professional duties and responsibilities. Therefore, the following situations require particular attention: an employee obtains for himself or for any of his/her close relations a benefit, including gifts and invitations, from a public official, customer, supplier, subcontractor, commercial partner or competitor; an employee directly or indirectly holds an equity stake, corporate office or personal financial interest in a company or organization with which the Group has a business relationship or competes; or an employee engages in outside activities with any such company or organization. If an employee has questions on any of these points, he/she should consult his/her supervisor, who will make the appropriate decisions to avoid this type of situation and protect the Group’s interests.

Ethical commitments in accounting and financial matters

Veolia deems it essential that its employees comply with ethical rules in financial matters, in particular when they use their expertise, make decisions and perform tasks requested of them. This is important not only to prevent the risk of criminal penalties, but also to maintain the confidence of Veolia’s partners, which is indispensable to the Group’s long-term success.

Confidentiality

Within the Group and while implementing its contracts,  Veolia endeavors to protect the confidentiality of all data, information, know-how, intellectual and industrial property rights and trade secrets related to its business activities.

Security

Security of individuals and assets is a priority for Veolia. Worldwide, the Group is committed to implementing means making it possible to protect its employees during the performance of their duties, along with measures necessary to protect its sites, facilities and intangible assets. Similarly, it pays particular attention with regard to preventing any damage to its image and reputation.

An internal security code of ethics has been developed to establish a framework for action and specific commitments for security-related duties.

August 2013

Our actions

The Group’s business units represent Veolia and, therefore, are actively involved in both respecting values and applying the rules of behavior described in this guide vis-à-vis all stakeholders (employees, customers and service recipients, residents near Group operating sites, relevant local authorities and non-governmental organizations, civil society representatives, consumer and environmental protection groups, etc.).

Employees

Men and women in the service of social, environmental and operational excellence

Each day our employees tackle the environmental and urban challenges faced by our societies and contribute to the success of our Group. Veolia strives therefore to enable them to fulfill themselves professionally and personally by developing an effective and ambitious corporate model.

Accordingly, Veolia places great importance on basing its social initiatives on four key principles: equity, solidarity, developing the employability of employees and preventing health and safety risks.

Guaranteeing equity in the workplace

This means creating the conditions for properly recognizing what each employee contributes to the company’s success, thereby enabling each individual to improve his/her performance. Since Veolia is convinced that the diversity of its employees is a significant asset for the success of its businesses, it strives to recognize the efforts and merits of each of them and to ensure that employees fully share its projects and values, so that they feel that they have a stake in the company’s performance. Feeling that they are integrated, respected and treated equitably is essential for employees’ everyday commitment, which also implies the promotion of diversity, non-discrimination and refusal of all forms of harassment.

Promoting solidarity

By the nature of their jobs, Veolia's employees actively contribute to improving the living conditions of men and women in the countries where the Group operates. Quite naturally, solidarity is a primary focus of Veolia's corporate policy throughout the world. Promoting management-labor dialogue, offering support to the most fragile employees and focusing attention on the personal fulfillment of each employee are all important components of its human resources management.

Fostering the employability of employees

This means supporting employees’ skills development, and encouraging employees to exchange, innovate and meet professional challenges. In a service business, employees’ know-how is the primary resource. Veolia's aim to continuously improve the management of its human resources is bolstered by an active professional training and career support policy. Veolia strives to continually improve its response to the constant changes in our businesses. Veolia is fully aware that its employees’ expertise is a key asset and encourages experience-sharing and offers its employees motivating prospects throughout their careers.

August 2013

Being attentive to risk prevention, health and safety

This means striving day after day to improve risk prevention policies, by working closely with employees who are aware of their responsibilities. Our commitment, which is aligned with the International Labor Office’s health and safety guidelines, is based on our capacity to find effective solutions for improving our employees’ everyday working conditions. Best practices in the areas of health safety, empowerment, employee awareness and world life balance are identified and circulated throughout the Group.

In the performance of its duties around the world, Veolia implements measures required to ensure the security of its employees. In connection with this and in cooperation with the public authorities, the Group, through its internal travel security procedure, identifies at-risk territories and activities in order to conduct operational mapping incorporating adequate prevention and response measures where necessary.

Customers and service recipients

In its relationships with customers, Veolia focuses above all on complying with its legal and contractual obligations.

Beyond its regulatory obligations, the Group is fully committed to conceiving and implementing solutions that meet the needs and expectations of its customers, both public and private, and of the beneficiaries of the services it is entrusted to provide.

Together with its customers and relevant organizations, Veolia also strives to develop ways to improve access for all to essential services.

Preserving and protecting asset integrity guarantees the quality of the Group's services and performance.

Suppliers and service providers

In compliance with applicable laws, Veolia sets objective criteria for selecting its suppliers and service providers.

These criteria are based on suppliers’ performances, as well as on their observance of the ethical and sustainable development rules adopted by the Group. The fundamental values stressed in the supplier relations charter, which govern the choice of suppliers, include inter alia the prohibition of forced labor and child labor.

Combating corruption of public and private officials is a major focus of Veolia’s relations with suppliers, service providers and customers. In particular, Veolia insists that its employees may only exceptionally, in its name, give or receive symbolic invitations or gifts that may only be non-pecuniary and of little financial value. In the event of doubt, Veolia encourages its employees to contact their supervisors.

Lastly, Veolia complies with the laws regulating subcontracting and the use of external companies, in particular with respect to health and safety matters.

When it uses agents and intermediaries, Veolia complies with a specific group procedure in order to ensure integrity. This procedure provides a mechanism for selecting these service providers, supervising their duties and compensation through standard contracts and ensuring that they in fact perform their services in accordance with strict rules.

August 2013

The Company

Corporate sponsorships

Veolia’s solidarity-oriented corporate sponsorship actions are essentially grouped and coordinated by the Veolia Foundation, which supports public interest actions that are non-profit and promotes initiatives against social exclusion and in favor of environmental protection in three priority areas:

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Humanitarian emergencies and providing development assistance for access to clean water, energy management and waste management services;

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Promoting social cohesion and providing support for transition to work initiatives;

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Protection of the environment and biodiversity.

Partnerships

Partnerships demonstrate the Group’s economic, social and environmental commitments to society. They offer a means to consolidate relationships with all stakeholders based on respect for fundamental values and with a view to supporting the development of territories.

Veolia’s commitments with respect to partnerships also take the form of sponsoring projects, reviewed and approved by a special committee on the basis of best practice principles. Veolia’s actions are furthered by local initiatives undertaken within the operational entities.

Managing environmental impacts, preventing risks and education

Thanks to the implementation of its Environmental Management System (EMS), Veolia has a tool designed to limit the environmental impact of its activities or the activities of its customers and to prevent and reduce industrial, health and environmental risks at its sites.

More broadly, educating and raising the awareness of its employees and customers with respect to environmental protection and health issues is a priority for the Group. For this purpose, Veolia develops specific education and awareness raising programs.

Dialogue with stakeholders

Actively taking part in building a society that is fully committed to sustainable development requires Veolia to engage in a dialogue with its various stakeholders, in particular the populations residing in the vicinity of its operating sites, NGOs and other representatives of civil society. Accordingly, Veolia is dedicated to undertaking such dialogue at both the local and international levels.

Shareholders and investors

Governance, financial ethics and compliance with French and US stock exchange rules

As a listed company, Veolia has adopted the French “AFEP/MEDEF Corporate Governance Code”, which sets out the principles governing the composition and functioning of the Board of Directors and its committees (including the audit and accounting committees), the compensation of managers, corporate officers and members of the Board of Directors, as well as the information to be provided to shareholders and the markets in this area.

August 2013

Furthermore, the Group has adopted a Code of Ethics for financial matters, which sets out the rules of behavior applicable to managers responsible for approving financial and accounting information, and which subjects them to specific obligations of integrity, due diligence, internal control and scrutiny in the field of investor relations.

Veolia has also adopted a code of conduct with respect to security transactions that is designed to prevent the risks of violating stock exchange laws dealing with insider trading crimes or breaches of duties. This code serves as a reminder to managers and employees of their obligations to keep confidential all privileged information they may hold and to refrain from any transactions in Veolia securities until such information is disclosed to the markets. Veolia emphasizes compliance with the provisions of this conduct by managers and employees who hold privileged information by drawing up lists of temporary insiders.

Veolia complies with French and US stock exchange rules and, to this end, it has adopted formal behavioral and due diligence rules applicable to all of its lawyers, both French and foreign and both in-house and outside counsels.

Investor relations

Veolia ensures the necessary accuracy of its accounting and financial information. As a company listed in the United States, Veolia is subject to the US law, which requires setting up an assessment of internal controls designed to provide reasonable assurance that the entity’s financial statements have been prepared in an accurate and truthful manner, that transactions have been duly authorized, that all steps have been taken to prevent frauds or unauthorized transactions and thereby to avoid inaccurately or falsely reporting transactions in the Group’s consolidated financial statements.

Veolia pays close attention to financial communication. It has set up a Disclosure Committee whose duties are to implement and maintain procedures designed to control and ensure the reliability of information contained in the annual reports (registration document, simplified annual report, sustainable development report and Form 20-F for the US stock exchange authorities).

More broadly, financial communication is subject to specific controls and procedures within Veolia. It is managed on a daily basis by the Financial Communication Department, which approves and coordinates its actions with executive management and the various functional departments of Veolia involved in the process.

Competitors

Most countries in which the Group operates have adopted laws requiring compliance with competition principles, which contribute to fostering free and fair competition.

Veolia requires that all of its employees, at all times, ensure compliance with these laws, which are described in the “Competition Law Compliance Guide”.

Veolia also encourages all employees, when carrying out their business duties, to identify areas that may raise difficulties from the standpoint of competition law and, in such cases, to consult with their operational supervisors and the company’s lawyers.

Public authorities

Veolia contributes, in a transparent manner, to the development of laws and public policies on issues related to its business.

Such lobbying activities are conducted before national and local public authorities (legislative assemblies, executive bodies and regulators) in the countries where the Group operates, European Union institutions and international organizations. Veolia places its expertise at the disposal of these public authorities.

Through its institutional actions, the Group contributes to informing all stakeholders about the impact and consequences of laws and public policies related to its business.

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Our Organization

In order to implement its values and rules of behavior, the Group has set up a dedicated organization and internal procedures.

This organization and these procedures mirror the various areas covered in this guide and are the subject of internal information and awareness raising actions, as well as of legal and financial oversight and control rules.

This organization and these procedures are structured around:

A network of “Ethics Correspondents”

A network of Ethics Correspondents contributes to implementing the Group’s ethics policy locally.

An ethics committee

In March 2004, an Ethics Committee composed of independent members and governed by a set of internal rules of regulations was set up by the executive committee to review all issues concerning the ethics guide. It consists of three to five members chosen by the executive committee. Its members are subject to a strict independence and confidentiality obligation. The Ethics Committee’s duties also include making recommendations about Veolia’s core values.

An assessment committee named “ critical friends”

High level players in the associative, institutional and academic fields make up the Committee, chaired by Jean-Michel Severino. They are determined to bring Veolia their vision, expertise and constructive criticism.

Whistleblowing rights in the Group

In compliance with the rules applicable in the country where he/she lives and/or works, any employee who suspects a breach of the rules of behavior set out in this Guide may report it, by mail, email or telephone, to the Ethics Committee, the internal and qualified body within the Group that is charged with studying, coordinating and giving its opinion on such breaches. This whistleblowing procedure may also be used if an employee considers that informing his/her direct supervisors may create difficulties or if he/she is not satisfied with the response given by his/her direct supervisors. On this point, the Group undertakes that all steps will be taken to guarantee the complete confidentiality of information about the employees concerned and the wrongdoing reported. Veolia also undertakes that no employee will suffer any form of discrimination, harassment or other reprisals as a consequence of exercising this whistleblowing right.